Exhibit 10.9
STATE OF NORTH CAROLINA
COUNTY OF WAKE
RETIREMENT AND CONSULTATION AGREEMENT AND RELEASE
THIS RETIREMENT AND CONSULTATION AGREEMENT AND RELEASE (the "Agreement") is made and entered into by and between FIRST-CITIZENS BANK & TRUST COMPANY, a North Carolina banking corporation with its principal place of business in Raleigh, Wake County, North Carolina (the "Bank"); and GLENN MCCOY, a resident of Wake County, North Carolina ("Associate");
W I T N E S S E T H:
WHEREAS, Associate is employed by the Bank as Chief Financial Officer; and,
WHEREAS, Associate and the Bank have mutually agreed that Associate will retire from his employment with the Bank and resign from his position as Chief Financial Officer effective as of November 5, 2014 (the “Retirement Date”); and,
WHEREAS, following the Retirement Date, the Bank desires that Associate be available to consult with the Bank so it can receive the benefit of his services, knowledge, and experience, and Associate desires to undertake such consultation; and,
WHEREAS, the parties have reached an arrangement as to such retirement, resignation, consultation, and other matters contained herein and desire to set forth the terms and conditions thereof, as evidenced in this Agreement.
NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, and for other good and valuable considerations, the receipt and sufficiency of which hereby are acknowledged, the Bank and Associate agree as follows:
1.    RETIREMENT. Associate hereby retires from his employment with the Bank and resigns from his position as Chief Financial Officer, effective as of the Retirement Date. The Bank expressly agrees to Associate’s resignation from employment with the Bank on such Retirement Date. Associate recognizes and agrees that he will have no further authority as an employee or agent of the Bank following the Retirement Date. Associate further specifically recognizes and agrees that this Agreement is a full and complete resolution, settlement, and termination of any rights or claims that Associate may have had, or alleges to have had, to any further employment with the Bank, its subsidiaries, or affiliates, including but not limited to its holding company, First Citizens BancShares, Inc. ("BancShares"), and BancShares' subsidiaries and affiliates.
2.    SALARY AND PAID TIME OFF PAY. The Bank shall pay to Associate his normal salary, less normal deductions and withholdings, through the Retirement Date, and agrees to provide the Special Payment and consideration to Associate as set forth below. The Bank also shall pay to Associate the amount of NINE HUNDRED SIXTY-ONE and 54/100 Dollars ($961.54) less normal deductions and withholdings, representing Associate's accrued but unused paid time off calculated as of the Retirement Date.
3.    SPECIAL PAYMENT. No later than January 15, 2015, the Bank shall pay to Associate the amount of THREE HUNDRED THIRTY-THREE THOUSAND THREE HUNDRED THIRTY-THREE and 33/100 Dollars

($333,333.33), less appropriate withholdings, for and in consideration of the provisions of Paragraph 5 (Covenant of Good Faith and Confidentiality), Paragraph 6 (Covenants of Nonsolicitation and Nondisclosure), and the other terms and conditions of this Agreement (such amount shall be referred to as the "Covenant Consideration"), and the amount of ONE HUNDRED SIXTY-SIX THOUSAND SIX HUNDRED SIXTY-SIX and 67/100 Dollars ($166,666.67), less appropriate withholdings, for and in consideration of the provisions of Paragraph 7 (Release) (such amount shall be referred to as the "Release Consideration") (the Covenant Consideration and the Release Consideration shall be referred to collectively as the "Special Payment"). The total Special Payment, less appropriate withholdings, shall be the amount of FIVE HUNDRED THOUSAND and NO/100 Dollars ($500,000.00).
4.    TERMINATION/CONTINUATION OF CERTAIN RIGHTS AND BENEFITS. Except as provided below in Paragraph 10, Associate recognizes and agrees that payment of his salary, payment of accrued but unused paid time off, and payment of the Special Payment, as described in Paragraphs 2 and 3 above, are in full settlement of any wages and benefits owed to Associate through the Retirement Date and that, except for Associate's rights and benefits under this Agreement, Associate's vested rights in the Bank's benefit or retirement plans (including without limitation the "Plan" described in Paragraph 10), and Associate's eligibility to continue certain group insurance coverage pursuant to Associate's rights under the provisions of state law and/or the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), to the extent permitted by law, all of Associate's employment rights, wages, and benefits with the Bank, and all subsidiaries and affiliates of the Bank, shall terminate and be forfeited as of the Retirement Date, including, without limitation, Associate's eligibility for further payment of any salary, paid time off, personal leave, sick leave, severance pay, incentive awards, bonuses, or any other amounts. Associate further recognizes and agrees that payment of Associate's salary, payment of accrued but unused paid time off, and payment of the Special Payment by the Bank are not to be construed as an admission of liability on the part of the Bank or its subsidiaries or affiliates, and that the Bank has denied and denies any violation of any law and any liability, and intends by such payments simply to recognize Associate's length of service and Associate's retirement from employment, and to avoid the time and costs of any legal proceedings.
5.    COVENANT OF GOOD FAITH AND CONFIDENTIALITY. The Bank and Associate acknowledge and agree that the Bank and its subsidiaries and affiliates have a significant interest in protecting their reputation and public trust, maintaining good public relations with their customers, prospective customers, and others in their market areas, and maintaining good relationships with their current and prospective employees; that Associate has a significant interest in protecting Associate's personal and professional reputation; and that it is in the Bank's and Associate's mutual best interests to characterize their employment relationship in a positive light, and to characterize the expiration of Associate's employment and the related payments to be paid to Associate hereunder as having resulted from an agreement made in good faith between Associate and the Bank. In this connection, Associate shall not downgrade, speak adversely about, or comment derogatorily about or in any other way make any adverse or negative indications, actions, or comments about the Bank, its subsidiaries or affiliates, its and their successors and assigns, or the shareholders, directors, officers, employees, associates, agents, or attorneys of said entities, and the Bank shall instruct its management employees to refrain from downgrading, speaking adversely about, or commenting derogatorily about or in any other way making any adverse or negative indications, actions, or comments about Associate; provided, however, that the Bank may disclose information regarding Associate's performance as required by applicable federal or state law or regulation.
All of the terms and conditions of this Agreement shall be held in strictest confidence by the Bank and Associate and shall not be disclosed by either party to any third party without the prior written consent of the other party, except to Associate's immediate family and/or to legal or accounting professionals or financial or regulatory institutions or as required by federal or state laws or regulations, on a need to know basis for the information required for a particular purpose only. Notwithstanding anything in this Agreement to the contrary, nothing herein shall be construed as preventing the parties from testifying truthfully under subpoena or as may otherwise be required by law.
6.    COVENANTS OF NONSOLICITATION AND NONDISCLOSURE.
(a)    During the course of Associate's employment with the Bank, Associate was given, and obtained and developed, substantial knowledge of and familiarity with the Bank's customers and prospective customers and other information concerning the Bank's business. In addition, the Bank spent considerable amounts of time, effort, and resources in providing Associate with, and Associate participated in the development of, various confidential information concerning the Bank, BancShares, their subsidiaries and affiliates, the shareholders, directors, officers, associates, employees, and agents of said entities, and their customers, prospective customers, services, trade secrets, proprietary information, personnel information, and other information concerning their business. Such confidential information includes but is not limited to (i) lists of customers and prospective customers, (ii) nonpublic and proprietary information associated with such entities (including but not limited to requirements, preferences and specifications), (iii) other nonpublic and proprietary information relating to the Bank's business (including but not limited to research and development, formulae, production methods, computer programs, marketing investigations and strategies, prices, costs, discounts, and future plans), and (iv) intellectual property, including but not limited to copyrights, trademarks, trade secrets, inventions, and patents (collectively, the "Information"), all of which constitute valuable assets and privileged information of the Bank, which Information is particularly sensitive due to the fiduciary responsibilities and public trust inherent in the Bank's business. Associate hereby acknowledges and agrees that the Bank has a right to and does regard all such Information as proprietary, and as trade secret or confidential; that the Bank has a right to protect it from disclosure and misuse; and that disclosure by Associate of such assets and Information to the public or to any other person or entity, regardless of how insignificant such assets or Information may seem, would cause irreparable harm, damage, and loss to the Bank.
To protect the Bank from Associate's use, disclosure, or exploitation of customer contacts and the Information, Associate agrees that Associate shall not do any of the following without the Bank's prior written consent (which may be withheld in the Bank's sole discretion):
(i)    Covenant of Nonsolicitation. For a period of one (1) year following the Retirement Date, either directly, indirectly, or through any person or entity:

(A)    Solicit any Customer or Prospective Customer with whom Associate had Material Contact on behalf of the Bank during the two (2) year period immediately preceding the date of this Agreement to do any banking or banking-related business with Associate or with any other bank, trust company, or financial services firm; or
(B)    Divert or attempt to divert, or recommend or advise that any other person or entity divert or attempt to divert, the business of any Customer or Prospective Customer with whom or with which Associate had Material Contact on behalf of the Bank within the two (2) year period immediately preceding the date of this Agreement to any person or business entity who or which is competitive with, or engaged in business similar to, the Bank's business; or
(C)    Employ or solicit for employment, or advise or recommend to any other person that such person employ or solicit for employment, any employee of the Bank or induce any such person to leave the Bank’s employment.
(ii)    Covenant of Nondisclosure. Directly or indirectly, at any time, for any reason, reveal, divulge, disclose, or communicate to any person, corporation, firm, or other entity or to any shareholder, director, officer, partner, member, manager, employee, agent, or associate of any such person, corporation, firm, or other entity, any confidential, sensitive, or personal information, proprietary information, trade secret, or other information whatsoever, including but not limited to the Information, about or received by Associate from the Bank or its subsidiaries or affiliates, developed or received by Associate during employment with the Bank or its subsidiaries or affiliates, during the Consulting Period (as defined below), or developed or received by Associate during the course of Associate's association with the Bank or its subsidiaries or affiliates (including the Consulting Period), relating to the business affairs of the Bank or its subsidiaries or affiliates, or the business or personal affairs of the shareholders, directors, officers, associates, employees, agents, or attorneys of said entities, including, without limitation, information concerning customer and prospective customer records, personnel information, ideas, proprietary information, methods, marketing investigations, surveys, research, and other like or similar information. The foregoing obligation of confidentiality and nondisclosure shall not apply to the extent disclosure is required by law or by a court of competent jurisdiction, or as otherwise provided in Paragraph 8.
(b)    Definitions. As used in this Agreement, the following terms, when capitalized, shall have the following meanings:
(i)    The term "Customer" shall refer only to those customers of the Bank who or which are or were actively engaged in banking or banking-related business with the Bank during the two (2) year period immediately preceding the date of this Agreement.
(ii)    The term "Prospective Customer" shall refer only to those prospective customers of the Bank who or which had been actively engaged in discussions with the Bank concerning banking or banking-related business during the two (2) year period immediately preceding the date of this Agreement.
(iii)    Associate will be deemed to have had "Material Contact" with a person or business entity if Associate was provided or otherwise obtained Information (as defined above) concerning the person or entity, or Associate had personal dealings with the person or entity in the normal course of Associate's employment with the Bank for the purpose of engaging or attempting to engage the person or entity in banking or banking-related business.
(c)    Enforcement.
(i)    The covenants and agreements of Associate contained in Paragraphs 5 and 6 are a material part of this Agreement. Payment of the Covenant Consideration referenced in Paragraph 3 of this Agreement is conditioned upon Associate's adherence to these covenants and agreements. Associate acknowledges and agrees that should Associate breach any of the covenants and agreements contained in Paragraphs 5 or 6 of this Agreement, Associate shall be required to return to the Bank the entire amount of the Covenant Consideration paid to Associate for Associate's execution of this Agreement. Further, Associate shall indemnify and hold harmless the Bank from any and all losses, costs, or expenses, including reasonable attorneys' fees, which the Bank may incur in recovering this amount or as a result of Associate's breach of the terms of Paragraphs 5 or 6, or both. Return of any such amounts pursuant to this Paragraph 6(c) shall not entitle Associate to renew any claim Associate may have against the Bank that is waived or released under this Agreement, shall not prohibit the Bank's enforcement of the breached covenant or agreement, shall not terminate the remaining covenants and agreements set forth in this Agreement, and shall not impair any of the Bank's enforcement rights as described in this Paragraph 6(c).
(ii)    Associate covenants and agrees that, if Associate should violate any of the covenants or agreements contained in Paragraphs 5 or 6 of this Agreement, the Bank will be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations, or benefits which Associate directly or indirectly has realized and/or may realize as a result of, growing out of, or in connection with any such violations, and agrees that such remedy(s) is in addition to and not in limitation of any injunctive relief or other rights or remedies to which the Bank may be entitled at law or in equity. Furthermore, in the event of Associate's actual breach of any of the covenants contained in this Paragraph 6, the applicable period of restriction shall be extended by the amount of time that Associate is in breach. Finally, Associate acknowledges and further agrees that (A) if Associate violates any of the provisions of Paragraphs 5 or 6 of this Agreement, Associate will be liable to the Bank for any damage caused thereby, and (B), if the breach of any provision could result in irreparable injury to the Bank for which monetary damages may be insufficient, then the Bank will be entitled to enforce such provisions by obtaining an injunction or order for specific performance. Notwithstanding anything contained herein to the contrary, the remedies and other provisions of this Paragraph 6(c) shall be in addition to, and shall not be deemed to supersede or otherwise to restrict, limit, or impair the rights of the Bank under any state or federal law or regulation dealing with or providing a remedy for the wrongful disclosure, misuse, or misappropriation of trade secrets or other proprietary or confidential information.
7.    RELEASE. Except for Associate's specific contractual rights and benefits under this Agreement and except as prohibited by law, Associate hereby releases, acquits, quitclaims, and discharges the Bank, any subsidiaries or affiliates of the Bank, including but not limited to BancShares, and their respective successors and assigns, and the shareholders, directors, officers, associates, employees, agents, attorneys, benefit plans, and plan administrators of all of said entities, and their respective successors and assigns (collectively, the "Releasees"), of and from any and all actions, causes of action, claims, demands, damages, costs (including reasonable attorneys'

fees), loss of services, expenses, and compensation, and for all consequential, compensatory, actual, punitive, or liquidated damages, known or unknown, including those under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., on account of, or in any way arising from the employment or any other relationship between Associate and the Bank, and any and all collateral matters pertaining thereto, whether directly, indirectly, or in any way connected with any Releasee. As part of the consideration for this Agreement, Associate agrees that, to the extent permitted by law and subject to the limitations set forth in Paragraph 8, neither Associate nor any of Associate's heirs, legal representatives, or assigns will make or file any claim, charge, or lawsuit, or cooperate voluntarily in any investigation, lawsuit, or legal or administrative proceeding by any individual, entity, or agency, against or involving any Releasee, for or on account of any claim Associate may have or may have had against any Releasee in connection with Associate's employment or any other relationship with the Bank, the matters referenced above, and/or the cessation of Associate's employment with the Bank.
Associate understands and agrees that with respect to any rights or claims of Associate under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (the "Act"): (a) no rights or claims are waived by Associate that may arise from an event or transaction that occurs after the date this Agreement is executed by Associate; (b) Associate has been advised in writing to consult with an attorney prior to executing this Agreement; (c) Associate has been advised that Associate has twenty-one (21) days from Associate's receipt of this Agreement, unless extended in writing by the Bank, to consider the release provisions of this Agreement; (d) Associate has been advised that Associate has seven (7) days following Associate's execution of this Agreement to revoke the release provisions of this Agreement pertaining to any right or claim under the Act; and (e) the release provisions of this Agreement pertaining to any right or claim under the Act shall not become effective or enforceable until the revocation period of seven (7) days following Associate's execution hereof has expired (the "Effective Date").
8.    LIMITATIONS ON RELEASE.
(a)    Nothing in this Agreement is intended to or shall interfere with Associate's right to file a charge with or participate in any investigation or proceeding conducted by an appropriate federal, state of local government agency enforcing discrimination laws, nor shall this Agreement prohibit Associate from cooperating with any such agency in its investigation. Notwithstanding the above, Associate understands and agrees that, by signing this Agreement, to the extent permitted by law, Associate hereby waives and releases all rights or claims to obtain relief from the Bank for personal damages (including but not limited to damages relating to pain and suffering, back pay, and compensatory and/or punitive damages) resulting from any charge filed with or investigation conducted by any such agency in connection with Associate's employment or any other relationship with the Bank.
(b)    Nothing in this Agreement is intended to or shall interfere with Associate's right to challenge the Bank's compliance with the waiver requirements of the Act, as amended by the Older Workers Benefit Protection Act.
9.    FUTURE CONSULTATION.
(a)    Effective December 1, 2014, and ending on February 28, 2015 (the "Consulting Period"), Associate shall become an independent contractor and consultant to the Bank on an as-requested basis on matters related to his responsibilities as an employee of the Bank. The Bank will use good faith effort to ensure that the timing and amount of services hereunder will not conflict with Associate's other time commitments. The parties agree that Associate's consulting services shall not exceed eighty (80) hours per month.
(b)    In consideration for Associate's consulting services, the Bank shall pay to Associate the sum of TWENTY THOUSAND and NO/100 Dollars ($20,000.00) per month (the "Consultation Payments"). The monthly payments shall be made on the last business day of the month in which the services are rendered, with the first monthly payment being for the month of December, 2014, and due on December 31, 2014.
(c)    During the Consulting Period, and with respect to the Consultation Payments, the Bank shall not withhold or pay any income or employment taxes, make any other withholdings or payments, or provide any benefits to or on behalf of Associate. Associate agrees that he shall be solely responsible for all taxes, insurance, penalties, and other charges, if any, which may be owed to or assessed by governmental agencies as a result of the Consultation Payments. Associate further agrees to indemnify and hold harmless the Bank and its attorneys from any claims, demands, deficiencies, levies, assessments, judgments, or recoveries by any governmental authority asserted against the Bank because of Associate's failure to pay applicable taxes.
(d)    The Bank shall report all fees paid to Associate pursuant to this Paragraph 9 on Internal Revenue Service Form 1099.
10.    SURVIVAL OF LONG-TERM INCENTIVE PLAN; CASH BONUS FOR 2014.
(a)    The Bank and Associate hereby acknowledge and agree that Associate is a participant in the Bank's "Long-Term Incentive Plan," implemented effective January 1, 2014 (the "Plan"). The parties agree that Associate shall remain eligible for an award under the Plan following the termination of his employment with the Bank. Associate's award under the Plan, if any, shall be calculated on a pro rata basis following the end of the 2014 calendar year in accordance with the terms and conditions set forth in the Plan, and paid no later than February 28, 2015. Except as provided herein, payment of the award shall be made according to the terms and conditions set forth in the Plan.
(b)     The Bank will pay to Associate a discretionary cash bonus for his individual services and performance during 2014 in the amount of ONE HUNDRED THOUSAND and NO/100 DOLLARS ($100,000.00), reduced by the amount of any award payable to Associate from the Plan for 2014 in accordance with paragraph (a) above. The cash bonus will be paid to the Associate no later than March 15, 2015.
11.    SECTION 409A MATTERS. Associate and the Bank intend for this Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance promulgated thereunder ("Section 409A"), to the extent Section 409A applies to this Agreement. For that purpose, and notwithstanding anything contained in this Agreement to the contrary, Associate and the Bank agree:
(a)    Interpretation of Defined Terms. The terms used in this Agreement shall be defined and interpreted in a manner that is consistent with Section 409A, and in the event of any ambiguity in any of the terms or provisions of this Agreement, those terms or provisions shall be interpreted in a manner so as to comply with the applicable requirements of Section 409A.

(b)    Treatment of Installment Payments. To the extent Associate is entitled to a series of installment payments under the provisions of this Agreement, that series of installment payments shall be treated as a series of separate payments for purposes of Section 409A.
(c)    Requirement of "Separation from Service;" Payments to "Specified Employees." On the Retirement Date, Associate's termination of employment shall constitute a "separation from service" under Section 409A. If the Bank determines that Associate is a "specified employee" within the meaning of Section 409A on the Retirement Date, then the installment payments (including reimbursement for expenses) which the Bank is obligated to pay to Associate under this Agreement that would result in a tax, interest, and/or penalties on Associate under Section 409A if paid during the first six months after the Retirement Date shall be delayed and accumulated by the Bank and the accumulated amount shall be payable to Associate in a lump sum on the date that is six months and one week after the Retirement Date.
(d)    Authority to Modify Agreement. This Agreement may be amended at any time by the Bank, without Associate's consent, to the extent necessary to comply with, and avoid the imposition on Associate of an excise tax under Section 409A; provided, however, that in the event the terms of this Agreement, any payments made hereunder, or any action or inaction by the Bank with respect thereto, shall be deemed not to comply with Section 409A, the Bank shall not be liable to Associate for any income or excise taxes or any other amounts imposed on or payable by Associate with respect to any payments made hereunder or for any actions, decisions or determinations made by the Bank in good faith.
12.    RETURN OF PROPERTY. Associate agrees that all customer records, files, lists, information, data, forms, notes, reports, accounts, passwords, personnel information, and other property, information, or documentation made available to or obtained by Associate relating in any manner to the Bank's business, whether written, printed or electronically stored, including all or any information collected by Associate from any source within or by any means from the Bank, are deemed to be the sole and exclusive property of the Bank, and shall be returned immediately by Associate to the Bank on or before the Retirement Date. Associate shall not retain any such materials or information, either in original form, copy or electronic form, or transmit such information or materials verbally or in written form.
13.    ENTIRE UNDERSTANDING/AMENDMENTS. This Agreement contains the entire understanding between the Bank and Associate as to the matters contained herein, and no conditions precedent or subsequent exist which are not contained herein. This Agreement may not be altered, amended, or revoked except by a written agreement signed by the Bank and Associate.
14.    BINDING EFFECT. The Bank and Associate recognize and agree that this Agreement is binding upon the Bank and Associate and its/Associate's respective heirs, representatives, successors, and assigns, as applicable. Associate further acknowledges that Associate has carefully read this Agreement, which contains a release, and knows and understands the contents hereof and voluntarily executes the same as Associate's free act and deed, and that the provisions contained herein constitute the entire agreement between the parties hereto, and that the terms of this Agreement are contractual and not a mere recital.

15.    GOVERNING LAW AND VENUE. The Bank and Associate agree that without regard to principles of conflicts of laws, the internal laws of the State of North Carolina shall govern and control the validity, interpretation, performance, and enforcement of this Agreement. The Bank and Associate agree that any action relating to this Agreement shall be instituted and prosecuted only in the courts of Wake County, North Carolina or the federal courts of the Eastern District of North Carolina, and the Bank and Associate hereby consent to the jurisdiction of such courts and waive any right or defense relating to venue and jurisdiction over the person.
16.    SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were not contained herein.
17.    ASSIGNMENT. The Bank may assign this Agreement to any other corporation or entity acquiring all or substantially all of the assets of the Bank, or to any other corporation or entity into which or with which the Bank may be merged or consolidated. Upon such assignment, merger, or consolidation, the rights of the Bank under this Agreement, as well as the obligations and liabilities of the Bank herein, shall inure to the benefit of and be binding upon any and all successors-in-interest or transferees of all or substantially all of the assets of the Bank. This Agreement is not assignable in any respect by Associate.
18.    HEADINGS. The headings appearing in this Agreement are for convenience only and are not to be considered in interpreting this Agreement.
IN TESTIMONY WHEREOF, the Bank has caused this instrument to be executed in its corporate name by its Chief Operating Officer, attested by its Secretary/Assistant Secretary, and its corporate seal to be hereto affixed, all within the authority duly given by its Board of Directors, and Associate has hereunto set Associate's hand and adopted as Associate's seal the typewritten word "SEAL" appearing beside Associate's name, all effective as of the Effective Date.
FIRST-CITIZENS BANK & TRUST COMPANY

By: /s/ Edward L. Willingham, IV
Edward L. Willingham, IV
Chief Operating Officer
ATTEST:

/s/ Lee Hardeman
Secretary/Assistant Secretary
ASSOCIATE:

/s/ Glenn McCoy (SEAL)
GLENN MCCOY

November 5, 2014
Date of Execution by Associate